Exhibit 10.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made as of October 16, 2015 (the “Effective Date”) between Aethlon Medical, Inc., a Nevada corporation (the “Company”), and James A. Joyce (“Executive”). The Company and Executive are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated April 1, 1999 (the “Employment Agreement”); and

WHEREAS, the Company desires to ensure the continued service of Executive and desires to maintain continuity in the management of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined in this Amendment shall have the meanings given such terms in the Employment Agreement.

2. Retention Bonus.

a. Subject to Section 2(c) below, the Company shall pay Executive a retention bonus of $100,000 (the “Retention Bonus”). The full amount of the Retention Bonus (less applicable withholding taxes) shall be paid to Executive in a lump-sum payment within five (5) days of the Effective Date.

b. Executive’s entitlement to the Retention Bonus hereunder is in addition to any other compensation and/or benefits to which Executive otherwise is entitled pursuant to the Employment Agreement or any other agreement between Executive and the Company.

c. Termination of Executive’s employment with the Company prior to the second anniversary of the Effective Date shall result in the following with respect to the Retention Bonus:

i. If such termination is by the Company for “Cause” or by Executive for other than “Good Reason,” the Retention Bonus shall be deemed forfeit and unearned by Executive. In such event, Executive shall repay, within fifteen (15) days of the termination date, the full amount of the Retention Bonus previously paid to Executive. Upon such repayment, the Company shall issue to Executive an amended Form W-2 for the year that originally included the bonus payment as compensation in order to reflect the reduction in compensation resulting from the repayment. The Company shall be entitled, in its discretion and to the extent permitted by applicable law, to offset any amounts otherwise payable to Executive by the Company in connection with or following Executive’s termination of employment by the repayment amount due to the Company from Executive hereunder.

ii. If such termination is due to Executive’s death or disability or is by the Company other than for “Cause” or by Executive for Good Reason, the Retention Bonus shall be deemed fully earned and Executive (or Executive’s estate) shall not be required to repay any portion of the Retention Bonus previously paid to Executive.

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3. Employment Agreement. Except to the extent specifically modified hereby, the terms and conditions of the Employment Agreement shall continue in full force and effect, including Article III of the Employment Agreement with respect to Executive’s or the Company’s entitlement to terminate Executive’s employment at any time.

4. Survival. Section 2 hereof shall survive and continue in full force in accordance with its terms notwithstanding the termination of Executive’s employment with the Company or the termination of the Employment Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to Employment Agreement as of the Effective Date.

AETHLON MEDICAL, INC.	EXECUTIVE

By: /s/ James B. Frakes	/s/ James A. Joyce
James B. Frakes	James A. Joyce
Chief Financial Officer

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